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                                   EXHIBIT 99

                                  PRESS RELEASE
                    ELAMEX REPORTS FIRST QUARTER 2003 RESULTS


EL PASO, TEXAS - MAY 19, 2003 - ELAMEX S.A. DE C.V. (NASDAQ: ELAM), a shelter services and contract manufacturing services company with operations in Mexico and the United States, today announced financial results for the first quarter ended April 4, 2003.

FIRST QUARTER OPERATING PERFORMANCE
Net sales for the first quarter of 2003 were $39.4 million, a 49% increase compared with net sales of $26.4 million for the first quarter of 2002. The year-over-year increase in net sales was the result of growth in sales of Shelter Services (approximately 22% of total first quarter 2003 revenue) and the strong contribution by the Company's Food Services segment (Franklin Connections acquisition effective June 2002) which represented approximately 42% of first quarter 2003 revenue. Strong performance in the Shelter Services and Food Services segments was partially offset by a modest decrease in Metal Stamping sales related to weakness in end market demand in the appliance and automotive industries.

Gross profit was 12% for the first quarter of 2003, compared with gross profit of 8% for the same period in 2002. The margin increase was related to the gross profit contribution of $3.1 million, or 67% of total gross profit, contributed by the Food Services segment, partially offset by excess capacity in the Shelter Services segment and increased costs associated with Metal Stamping sales.

Total operating expenses were $9.5 million for the first quarter of 2003 compared with $1.8 million for the first quarter of 2002. Expenses associated with the Food Service segment and a goodwill impairment related to Precision Tool & Die accounted for substantially all of the first quarter 2003 operating expense increase.

Elamex previously reported that it expected to record a goodwill impairment charge during the first quarter of 2003 due, in part, to anticipated future equipment investment requirements and other current economic and market considerations, both impacting Precision Tool & Die. Pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets," the Company's policy is to review the carrying value of goodwill during the first quarter of each fiscal year and to record goodwill impairment, if any, during the same quarter. During the first quarter of 2003, the Company completed its annual goodwill impairment test and recorded an impairment of $3.6 million in goodwill associated with the Precision Tool & Die acquisition of 1999. Elamex's net goodwill remaining as of April 4, 2003 totaled $8.2 million, of which $3.8 million relates to the acquisition of Franklin Connections in June 2002.

Concurrent with the initial adoption of SFAS No. 142 in the first quarter of 2002, a goodwill impairment charge of $853,000 was recorded as the cumulative effect of a change in accounting principle in that same period.

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Inclusive of the goodwill impairment charges in both periods, the Company reported a net loss of $5.4 million, or $0.72 per basic and diluted share, for the first quarter of 2003, compared with a net loss of $1.1 million, or $0.16 per basic and diluted share, for the first quarter of 2002.

FINANCIAL CONDITION
Net cash provided by operating activities was $2.0 million for the first quarter ended April 4, 2003. At April 4, 2003, the Company had cash and cash equivalents of $6.6 million, total assets of $129.2 million and working capital of $8.2 million. Long-term debt and capital leases, excluding current portion, totaled $33.9 million at April 4, 2003, down from $36.4 million at December 31, 2002. Stockholders' equity totaled $60.2 million at April 4, 2003.

COMMENTARY AND OUTLOOK
"Franklin continued to build momentum in its candy manufacturing and contract manufacturing businesses during the first quarter," said Richard P. Spencer, president and chief executive officer of Elamex. "Franklin added one new large U.S. mass merchant customer during the quarter and expanded distribution programs with several others.

"Ongoing automotive and appliance end market weakness continues to impact our metal stamping operations at Precision. This resulted in a modest first quarter sales decline of 3% compared with the year-ago period. Despite the challenges of the current environment, Precision is meeting customer demand for value added manufacturing services and will commence volume shipments of cosmetically painted metal parts from its new powder paint facility during the current quarter.

"While our near term sales growth outlook is reflective of organic growth opportunities within our Franklin division, we are maintaining a sharp focus on improving operating efficiencies at each of our divisions in order to support and drive volume growth."


CONFERENCE CALL
Management of Elamex will host a conference call today at 10:00 a.m. Mountain/12:00 p.m. Eastern to discuss first quarter 2003 operating performance. To participate in the conference call, please dial (800) 346-7359, conference entry code 36897, about 10 minutes prior to the initiation of the teleconference. For international callers, please dial (973) 528-0008. Management's prepared remarks will be posted on the Elamex Web site at www.elamex.com.
A replay of the conference call will be available from May 20 through May 27, 2003 by dialing (800) 332-6854, conference entry code 36897.

ABOUT ELAMEX
Elamex is a Mexican company with manufacturing operations in Mexico and the United States. The Company is involved in the production of industrial products, metal and plastic parts for the appliance and automotive industries, medical products and food items related to its candy manufacturing and nut packaging operations. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities.

This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and profitability, the ability of the Company to increase sales to existing customers and to make sales to new customers, the effects of competitive and general economic conditions and the ability of the Company's own customers to meet their expectations and projections. Information contained herein should be read in conjunction with the Company's Form 10-Q filing with the Securities and Exchange Commission for the period ended April 4, 2003.

                              - TABLES TO FOLLOW -
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ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE DATA)
(UNAUDITED)
                                                                                        THIRTEEN WEEKS ENDED
                                                                                   APRIL 4, 2003     MARCH 29, 2002
                                                                                 ----------------- ------------------
Net sales                                                                         $       39,428    $        26,386
Cost of sales                                                                             34,754             24,188
                                                                                 ----------------- ------------------
  Gross profit                                                                             4,674              2,198
                                                                                 ----------------- ------------------

Operating expenses:
 General and administrative                                                                1,945              1,570
 Selling                                                                                   1,744                266
 Distribution                                                                              2,218
 Goodwill impairment                                                                       3,580
                                                                                 ----------------- ------------------
  Total operating expenses                                                                 9,487              1,836
                                                                                 ----------------- ------------------
  Operating (loss) income                                                                 (4,813)               362
                                                                                 ----------------- ------------------

Other (expense) income:
 Interest income                                                                              14                184
 Interest expense                                                                           (858)              (181)
 Equity in loss of unconsolidated joint venture                                             (172)              (377)
 Other, net                                                                                  (10)               (84)
                                                                                 ----------------- ------------------
  Total other expense                                                                     (1,026)              (458)
                                                                                 ----------------- ------------------

  Loss before income taxes and cumulative effect of change in accounting
  principle                                                                               (5,839)               (96)

 Income tax (benefit) provision                                                             (403)               148
                                                                                 ----------------- ------------------

 Loss before cumulative effect
 of change in accounting principle                                                        (5,436)              (244)

 Cumulative effect of change in accounting principle, net of tax                                               (853)
                                                                                 ----------------- ------------------
  Net loss                                                                        $       (5,436)   $        (1,097)
                                                                                 ================= ==================


 Net loss per share, basic and diluted before
 cumulative effect of change in accounting principle                              $        (0.72)   $         (0.04)
                                                                                 ================= ==================

 Net loss per share, basic and diluted                                            $        (0.72)   $         (0.16)
                                                                                 ================= ==================
 Shares used to compute net loss per share, basic and diluted                          7,510,762          6,866,100
                                                                                 ================= ==================
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ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS OF U.S. DOLLARS)

                                                             APRIL 4, 2003
                                                              (UNAUDITED)            DECEMBER 31, 2002
                                                          ---------------------     --------------------
Assets
Current assets                                             $            43,382       $           45,906
Property, plant and equipment, net                                      70,505                   69,979
Other assets, net                                                       15,354                   18,616
                                                          ---------------------     --------------------
                                                           $           129,241       $          134,501
                                                          =====================     ====================


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                        $            35,143       $           32,407
Long-term debt and liabilities                                          33,869                   36,429
                                                          ---------------------     --------------------
     Total liabilities                                                  69,012                   68,836

Stockholders' equity                                                    60,229                   65,665
                                                          ---------------------     --------------------
                                                           $           129,241       $          134,501
                                                          =====================     ====================
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